Exhibit 99.1

PRA Group Announces the Retirement of Jim Voss from the Board of Directors

NORFOLK, Va., February 20, 2017 - PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, today announced the retirement of long-time Director Jim Voss from the Company’s Board of Directors. Mr. Voss has notified the Board that he will not stand for re-election at this year’s annual meeting. During his tenure, Mr. Voss served as the Chair of the Audit Committee from 2003 to 2013 and a member of the Compensation Committee from 2008 to 2011 and the Nominating and Corporate Governance Committee from 2003 to 2010. He is currently a member of the Audit and Compensation Committees, roles that he has held since 2003 and 2014 respectively. Mr. Voss was first elected to the Board in 2002.

“Jim has been with us since we listed on the Nasdaq Stock Market and has provided thoughtful guidance and leadership to PRA throughout the years,” said Steve Fredrickson, chairman and chief executive officer of PRA. “His extensive background in banking and previous experience as chief financial officer of a publicly traded company gave us insight and support when the Company needed it most. His counsel to both management and the Board was instrumental in the growth and success of PRA over the years. We are extremely grateful for Jim’s service and wish him the best.”

Mr. Voss added, “I have enjoyed my long tenure on the PRA Board and am very proud to have been a part of such a wonderful group of people who have worked hard to make PRA the global leader it is today. I will miss the collegiality of the management team and Board, but look forward to watching the exciting future of PRA Group unfold.”

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group (Nasdaq: PRAA) returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With over 4,000 employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to businesses. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
DCSchoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com